Exhibit 3.47

[SEAL]

OFFICE OF THE

PUBLIC REGULATION COMMISSION

CERTIFICATE OF INCORPORATION

OF

MEMORIAL HOSPITAL ACQUISITION CORPORATION

2246957

The Public Regulation Commission certifies that the Articles of Incorporation, duly signed and verified pursuant to the provisions of the:

BUSINESS CORPORATION ACT

(53-11-1 to 53-18-12 NMSA 1978)

have been received by it & are found to conform to law.

Accordingly, by virtue of the authority vested in it by law, the Public Regulation Commission issues this Certificate of Incorporation & attaches hereto, a duplicate of the Articles of Incorporation.

Dated: APRIL 24, 2002

In testimony whereof, the Public Regulation Commission of the State of New Mexico has caused this certificate to be signed by its Chairman and the seal of said Commission to affixed at the City of Santa Fe.

/s/ [Illegible Signature]
Chairman

/s/ [Illegible Signature]
Bureau Chief

2246957	ARTICLES OF INCORPORATION OF MEMORIAL HOSPITAL ACQUISITION

ARTICLE ONE

Name, Duration, and Character of Business

The name of the corporation is Memorial Hospital Acquisition Corporation. The duration of the corporation shall be perpetual. The purpose for which this Corporation is organized is to provide behavioral healthcare and educational services and to transact any and all lawful business for which corporations may be incorporated under the laws of the State of New Mexico, as may be amended from time to time.

ARTICLE TWO

Authorized Shares

The corporation shall have authority to be exercised by the Board of Directors to issue not more than one hundred thousand (100,000) shares of capital stock, par value $1.00 per share, all of which shall be designated “Common Stock.” The Common Stock shall have unlimited voting rights and shall be entitled to receive the net assets of the corporation upon dissolution.

ARTICLE THREE

Registered Office and Agent

The registered office of the corporation, at the time of this filing, is located at C T Corporation System, 123 East Marcy, Santa Fe, New Mexico 87501. The registered agent of the corporation at its registered office, at the time of this filing, is CT Corporation System.

RECEIVED APR 24 2002 NM PUBLIC REG. COMM. CORPORATION BUREAU

ARTICLE FOUR

Incorporator

The name and address of the incorporator is as follows: J. Mack Nunn; 1705 Capital of Texas Highway South, Suite 500; Austin, Texas 78746.

ARTICLE FIVE

Limitation of Director Liability

6.1 A director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for any action taken, or for any failure to take any action, as a director, except liability (i) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (ii) for acts or omissions which involve intentional misconduct or a knowing violation of the law, (iii) of the types set forth in § 53-11-46 of the New Mexico Code, or (iv) for any transaction from which the director received an improper personal benefit.

6.2 Any repeal or modification of the provisions of this Article by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the liability of a director of the corporation with respect to any act or omission prior to the effective date of such repeal or modification.

6.3 If the New Mexico Code is hereafter amended to authorize the further elimination or limitation of the liability of the directors, then the liability of a director of the corporation, in addition to the limitation on liability herein, shall be limited to the fullest extent permitted by the New Mexico Code, as so amended.

6.4 In the event that any of the provisions of this Article (including any provision within a single sentence) is held by a court of competent jurisdiction to be invalid, valid or otherwise

RECEIVED APR 24 2002 NM PUBLIC REG. COMM. CORPORATION BUREAU

unenforceable, the remaining provisions are severable and shall remain enforceable to the fullest extent permitted by law.

ARTICLE SIX

Constituency Considerations

In discharging the duties of their respective positions and in determining what is believed to be in the best interests of the corporation, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the corporation or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the corporation and its subsidiaries, the communities in which offices or other establishments of the corporation and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this article shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.

ARTICLE SEVEN

Board of Directors

The Board of Directors, at the time of this filing, consists of one member whose name and address is as follows: Kevin P. Sheehan, 1705 Capital of Texas Highway South, Fifth Floor, Austin, Texas 78746, who shall serve until a successor is elected and qualifies.

ARTICLE EIGHT

Shareholder Action by Less than Unanimous Written Consent

Any action that is required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the action is taken by persons who would be entitled to vote at a meeting shares having voting power to cast not less than the minimum number (or numbers, in the case of voting by groups) of votes that would be necessary to authorize or take such action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents describing the action taken, signed by shareholders entitled to take action without a meeting and delivered to the corporation for inclusion in the minutes or filing with the corporate records.

In witness whereof, the undersigned has caused these Articles of Incorporation to be duly executed as of the 23 day of April, 2002.

/s/ J. Mack Nunn
J. Mack Nunn
Incorporator

AFFIDAVIT OF ACCEPTANCE OF APPOINTMENT

BY DESIGNATED INITIAL REGISTERED AGENT

TO: THE STATE CORPORATION COMMISSION

STATE OF NEW MEXICO

STATE OF Texas

COUNTY OF	Harris

On this 23rd day of April , 19 2002 before me a Notary Public in and for the State and County aforesaid, personally appeared William C. Bradford, Jr.,who is to me known to be the person and who acknowledged to me that the undersigned individual or corporate entity does hereby accepts the appointment as the Initial Registered Agent of Memorial Hospital Acquisition Corporation the corporation which is named in the annexed Articles of Incorporation, and which is applying for a Certificate of Incorporation pursuant to the provisions of the Business Corporation Act of the State of New Mexico.

1)
Registered Agent’s Signature (As An Individual Resident)
OR

2)	CT Corporation System
Registered Agent’s Corporate Name As A Corporation

By	/s/ William C. Bradford, Jr.
Signature of Agent’s President/Vice President William C. Bradford, Jr.

[Notary Seal]

(NOTARY SEAL)

/s/ Brandi M. Ford
NOTARY PUBLIC

My Commission Expires:	July 30, 2003